UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 22, 2020

Amtech Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Arizona	000-11412	86-0411215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 S. Clark Drive, Tempe, Arizona	85281
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 967-5146

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ASYS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐	Emerging growth company
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January  28, 2020, Amtech Systems, Inc. (the “Company”) announced the sale of the shares of its subsidiary, Tempress Group Holding B.V. (“Tempress”), effective January 22, 2020 (the “Effective Date”), for nominal consideration to Stichting Continuiteit Tempress, an independent foundation that was formed under Dutch law. In connection with this sale transaction, the Company agreed to provide an unsecured term loan to Tempress in the principal sum of $2,250,000, to be used to fund Tempress’ working capital requirements and to facilitate a restructuring of Tempress’ operations.  The loan contains repayment provisions specifying amounts due and payable upon certain future events, including the sale of the equity or a material portion of the assets of Tempress in a future transaction.

As reported in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2019 (the “2019 10-K”), the Company has classified substantially all of its Solar segment, including Tempress, as held for sale in its Consolidated Balance Sheets and reported its results as discontinued operations in its Consolidated Statements of Operations.  See Note 2 -- “Assets Held for Sale and Discontinued Operations” of the Notes to Consolidated Financial Statements in the 2019 10-K.  The Company expects to record a significant pre-tax loss on deconsolidation and a tax benefit relating to the loss, as part of its fiscal Q2 financial statements (i.e., its Quarterly Report on Form 10-Q for the 3-month period ending March 31, 2020).

On January 28, 2020, the Company issued a press release announcing the sale of Tempress, which press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2020, the Company announced the promotion of Mr. Michael Whang to Chief Executive Officer, effective immediately.  The Company also announced the retirement of Mr. Robert Hass, 70, Executive Vice President, effective February 17, 2020.  Mr. J.S. Whang, the Company’s former Chief Executive Officer, will continue in his capacity as Executive Chairman.

Mr. Michael Whang, 48, joined the Company in April 2004 as Director of Information Technology and Risk Management. In May 2016, Michael Whang was promoted to Chief Risk Officer and Chief Information Officer. He was promoted to Vice President of Operations on January 4, 2018 and to Vice President and Chief Operating Officer on March 6, 2019. He was promoted to Chief Executive Officer on January 28, 2020.  His responsibilities at Amtech included roles in corporate strategy and operations, compliance, and M&A due diligence and post-acquisition activity, culminating in operational oversight of the USA Operations. Prior to joining Amtech, Michael Whang served in various information technology management roles at several technology companies. Michael Whang is the son of Jong S. Whang, Amtech's founder and Executive Chairman.

In connection with Mr. Michael Whang’s promotion to Chief Executive Officer, he received an increase in his base salary to $280,000, effective immediately.  Mr. Michael Whang does not currently have an employment agreement with the Company.

In connection with the foregoing, the terms of Mr. J.S. Whang’s employment agreement were amended to reflect the elimination of the unilateral right to restore his base salary to $400,000 and the elimination of his annual car allowance of $18,000.  As a result, Mr. Whang’s salary will remain at $250,000.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press Release dated January 28, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date:	January 28, 2020	By: /s/ Lisa D. Gibbs
Name: Lisa D. Gibbs
Title: Vice President and Chief Financial Officer